Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares, par value $0.001 per share, of AirMedia Group Inc., a Cayman Islands exempted company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 12, 2014.

Global Gateway Investments Limited

By:	/s/ Kiang Hua Lew
Name: Kiang Hua Lew Title: Director

CDH China Growth Capital Fund II, L.P. By: CDH China Growth Capital Holdings Company Limited, its general partner
By:	/s/ Shangzhi Wu
Name: Shangzhi Wu Title: Director

CDH China Growth Capital Holdings Company Limited

By:	/s/ Shangzhi Wu
Name: Shangzhi Wu
Title: Director